UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 6, 2006

White River Capital, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-51493	35-1908796
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 North Shadeland Avenue, Indianapolis, Indiana		46219
(Address of Principal Executive Offices)		(Zip Code)

(317) 806-2166
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement

On January 6, 2006, but effective December 28, 2005, Coastal Credit LLC (“Coastal”), a wholly owned subsidiary of White River Capital, Inc. (“White River”), entered into a restated employment agreement with its President and Chief Executive Officer, William E. McKnight. Mr. McKnight is also a director of White River.

As restated the employment agreement provides for a term initially expiring December 31, 2008, with automatic one-year renewals in the absence of notice of nonrenewal by either party. It provides for base salary of $300,000 annually, effective from September 1, 2005, and a bonus potential for 2005 of up to $300,000 prorated for the portion of 2005 after August 31. After 2005, the agreement provides for bonus compensation equal to 3% of pre-tax net income of Coastal. The agreement also provides for a long-term incentive award to receive the value in cash of up to 100,000 shares of White River stock, vesting in three annual increments of 33,333.33 shares on January 1, 2007, 2008 and 2009. The value of each payment will be determined based on the mean of the trading value of White River shares for 20 trading days prior to the vesting date. The agreement provides for other perquisites consistent with Mr. McKnight’s preexisting agreement. Severance provisions vary depending on the circumstances of termination of employment. In the event of termination due to death, by Coastal without Cause, by Mr. McKnight with Good Reason or if termination occurs after Coastal’s notice of non-renewal, Mr. McKnight would be entitled to (i) base salary through the remaining term, not less than 1 year, (ii) benefits (other than base salary and bonus) through the remaining term, not less than 1 year, (iii) prorated bonus for the year in which termination occurs, and (iv) accelerated vesting of the long-term incentive award. “Good reason” includes removal as CEO of Coastal Credit or assignment of duties inconsistent with CEO position; forced relocation; change of control of Coastal or White River; reduction of base pay or failure to pay earned compensation; failure to provide the long term incentive award described above. “Cause” includes material dishonesty, fraud or misappropriation involving the company; theft of company property or falsification of documents; indictment for a felony; material failure to follow company policies and directives with failure to cure after notice; breach of the employment agreement. The same severance provisions apply in the event of termination due to disability, subject to reduction for disability insurance benefits. If Mr. McKnight retires after age 65, he will be entitled to one year’s base salary and benefits, and a prorated amount of the bonus and long-term incentive award that would otherwise apply for the year of retirement. A non-compete/nonsolicitation covenant applies for 2 years after termination, but if termination is without Cause or for Good Reason, the non-compete only applies while payments are being made under severance provisions. If Internal Revenue Code Section 280G (which generally applies to certain severance payments triggered by a change in control) applies to severance compensation and the related excise tax is imposed by Internal Revenue Code Section 4999, Mr. McKnight’s compensation will be “grossed up” to make him whole with respect to such taxes.

Item 9.01   Financial Statements and Exhibits.

(c)  Exhibits

Exhibit No.	Description
10.1	Restated Employment Agreement, as of December 28, 2006, between William E. McKnight and Coastal Credit LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: January 10, 2006	White River Capital, Inc.

	By:	/s/ Martin J. Szumski
	Name:	Martin J. Szumski
	Title:	Chief Financial Officer